Exhibit 99(a)(1)(D)

Return to: MSC Income Fund, Inc. 430 W. 7th Street, Suite 219536 Kansas City, Missouri 64105-1407 Hines Investor Relations Toll-Free: 888.220.6121 Website: mscincomefund.com/investors

THIS IS AN OFFER TO PROVIDE ADDITIONAL NEAR-TERM LIQUIDITY TO OUR STOCKHOLDERS. IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES, PLEASE DISREGARD THE REMAINDER OF THIS LETTER.

THIS IS NOTIFICATION OF THE OFFER TO PURCHASE UP TO $2,000,000 OF SHARES OF COMMON STOCK FOR CASH AT A PURCHASE PRICE NOT LESS THAN $4.50 AND NOT MORE THAN $7.67 PER SHARE

DATED MAY 15, 2023

Dear Stockholder:

We have sent this letter to you to announce the offer by MSC Income Fund, Inc. (the “Company,” “we,” “us,” or “our”) to purchase up to $2,000,000 of shares of our common stock, par value $0.001 per share (the “Shares”) for cash at a purchase price not less than $4.50 and not more than $7.67 per Share (which was the net asset value (“NAV”) of our Shares as of May 1, 2023) (the “Purchase Price”), less any applicable withholding taxes and without interest. The purpose of this Offer (as defined below) is to use the proceeds from recent Share sale to provide stockholders with an additional near-term liquidity option to supplement our quarterly repurchase program.
THE OFFER WILL EXPIRE AND THE LETTER OF TRANSMITTAL MUST BE RECEIVED BY MSC INCOME FUND, INC. BY 5:00 P.M., CENTRAL TIME, ON JUNE 13, 2023, UNLESS THE OFFER IS EXTENDED.
Upon the terms and subject to the conditions of this Offer to Purchase, including the provisions relating to proration and conditional tenders described in this Offer to Purchase, we will determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by tendering Stockholders. We will select the lowest Purchase Price, not less than $4.50 and not more than $7.67 per Share, that will allow us to purchase up to $2,000,000 of Shares. All Shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether any Stockholder tendered at a lower price.
If you would like to tender a portion or all of your Shares pursuant to the terms of this Offer, you must obtain from our website, or request that we mail to you, a copy of the Offer to Purchase, dated May 15, 2023 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal”) (which together, as they may be amended and supplemented from time to time, constitute the “Offer”) and other documents related to the Offer (which together, as they may be amended and supplemented from time to time, constitute the “Share Repurchase Package”). Please read the following pages and the Share Repurchase Package carefully as they contain important information about the Offer. Requests for the Share Repurchase Package may be directed to the Company as follows.

Website:	www.mscincomefund.com/investors

Hines Investor Relations:	888.220.6121

Fax number:	877.616.1113

Mailing address:	MSC Income Fund, Inc. 430 W. 7th Street, Suite 219536 Kansas City, Missouri 64105-1407
Stockholders may also contact their financial advisor, broker, dealer, commercial bank or trust company for assistance concerning the Offer.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares. The Offer is made solely by the Offer to Purchase, dated May 15, 2023, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance or offers to sell Shares would not be in compliance with the laws of that jurisdiction.

MSC INCOME FUND, INC.
SHARE REPURCHASE TERMS
MSC Income Fund, Inc., an externally managed, non-diversified, closed-end management investment company incorporated in Maryland that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended, is offering to purchase a number of shares at a price determined in accordance with the Offer to Purchase upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal.
THE OFFER WILL EXPIRE AND THE LETTER OF TRANSMITTAL MUST BE RECEIVED BY MSC INCOME FUND, INC. BY 5:00 P.M., CENTRAL TIME, ON JUNE 13, 2023, UNLESS THE OFFER IS EXTENDED.
The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is, however, subject to other conditions as set forth in the Offer to Purchase. The Offer is for cash at a purchase price not less than $4.50 and not more than $7.67 per Share.
NEITHER THE COMPANY, ITS BOARD OF DIRECTORS (THE “BOARD”), MSC ADVISER I, LLC (THE “ADVISER”) NOR HINES SECURITIES, INC. MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER THEY SHOULD TENDER OR REFRAIN FROM TENDERING SHARES OR AT A WHAT PRICE TO TENDER SHARES. EACH STOCKHOLDER MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY AND AT WHAT PRICE TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSE AND EFFECTS OF THE OFFER.
NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY, THE BOARD, THE ADVISER OR HINES SECURITIES, INC. AS TO WHETHER STOCKHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR TO MAKE ANY REPRESENTATION OR TO GIVE ANY INFORMATION IN CONNECTION WITH THE OFFER OTHER THAN AS CONTAINED HEREIN OR IN THE ACCOMPANYING LETTER OF TRANSMITTAL. IF MADE OR GIVEN, ANY SUCH RECOMMENDATION, REPRESENTATION OR INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE BOARD, THE ADVISER OR HINES SECURITIES, INC. STOCKHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES.
On May 1, 2023, the Company sold March 24, 2600 Shares to Main Street Capital Corporation (“Main Street”) at $$8 per Share, the price at which the Company issued new Shares in connection with reinvestments of the May 1, 2023 dividend pursuant to the Company’s dividend reinvestment plan (“DRIP”), for total proceeds to the Company of approximately $2,000,000. The issuance and sale were made pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act, and was unanimously approved by the Board, including each director who is not an “interested person,” as such term is defined in Section 2(a)(19) of the 1940 Act, of the Company or the Adviser. The Company will use all of the proceeds from the sale of Shares to Main Street to purchase Shares in the Offer. The purpose of the Offer is to provide Stockholders with an additional near-term liquidity option to supplement our quarterly repurchase program. Because there is no public market for the Shares, the only liquidity available to Stockholders to date has been our share repurchase program.
The Company will purchase an aggregate amount of up to $2,000,000 Shares properly tendered and not properly withdrawn prior to the Expiration Date (as defined below) at a Purchase Price not less than $4.50 and not more than $7.67 per Share (our NAV per Share as of May 1, 2023), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the proration and conditional tender provisions. We will determine the Purchase Price as promptly as practicable after the Tender Offer expires. We will select the lowest Purchase Price, not less than $4.50 and not more than $7.67 per Share, that will allow us to purchase up to $2,000,000 of Shares, or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer. Under no circumstances will the Company pay interest on the Purchase Price for the Shares, regardless of any delay in making payment, nor will you be entitled to dividends with record dates that occur on or after the date that Company accepts your Shares for purchase.
If the conditions to the Tender Offer have been satisfied or waived and more than $2,000,000 of Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase Shares:
•first, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, on a pro rata basis from all Stockholders who properly tender Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date; and
•second, if necessary to permit us to purchase up to $2,000,000 of Shares, from holders who have tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, Stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.
Therefore, all of the Shares that a Stockholder tenders in the Offer may not be purchased. It is also possible that none of the Shares conditionally tendered will be purchased. Participation in the DRIP will be discontinued for any Shares properly tendered for repurchase (and not withdrawn). If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed at the minimum Purchase Price, we will repurchase 444,444 Shares or 0.55% of our outstanding Shares. If the conditions to the Offer are satisfied or waived and the Offer is fully subscribed at the maximum Purchase Price, we will repurchase approximately 260,756 Shares or 0.32% of our outstanding Shares.

The term “Expiration Date” means 5:00 p.m., Central Time, on June 13, 2023, unless the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended, shall expire. For purposes of the Offer, the Company will be deemed to have accepted for payment and, therefore, purchased, Shares properly tendered (and not properly withdrawn), only when, as and if the Company gives oral or written notice to SS&C GIDS, Inc., the transfer agent for the Offer (the “Transfer Agent”), of its acceptance of such Shares for payment under the Offer. The Company will determine, in its sole discretion, all questions as to the form and validity of any notice of withdrawal, including the time of receipt, and such determination will be final and binding, subject to a stockholder’s right to challenge the Company’s determination in a court of competent jurisdiction. SS&C GIDS, Inc., as transfer agent for the Company, will not be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.
We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Transfer Agent and making a public announcement thereof no later than 9:00 a.m., Eastern Time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares. The Company also expressly reserves the right to terminate the Offer, as described in the Offer to Purchase. Subject to compliance with applicable law, the Company further reserves the right, regardless of whether any of the circumstances described in the Offer to Purchase shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect, including by increasing or decreasing the consideration offered. The Company will announce any such termination or amendment to the Offer by making a public announcement of the termination or amendment in accordance with applicable law. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law (including Rule 13e-4 under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement.
Generally, the receipt of cash from the Company in exchange for a stockholder’s Shares will be a taxable event for the stockholder for U.S. federal income tax purposes. The receipt of cash for a stockholder’s Shares generally will be treated for U.S. federal income tax purposes either as (1) a sale or exchange of the Shares or (2) a distribution in respect of stock from the Company. The Transfer Agent (or other applicable withholding agent) may be required to withhold U.S. federal taxes on the gross proceeds of the Offer paid to a non-U.S. stockholder. For additional information, see Section 13 of the Offer to Purchase. Each stockholder is urged to consult his, her or its own tax advisor to determine the particular tax consequences to him, her or it of the Offer, including the applicability and effect of federal, state, local and foreign tax laws. To prevent the potential imposition of U.S. federal backup withholding on the gross payments made pursuant to the Offer, prior to receiving such payments, each stockholder accepting the Offer who has not previously submitted to the Company a correct, completed and signed Internal Revenue Service (“IRS”) Form W-9 or substitute Form W-9 (included with the original subscription) (for U.S. stockholders) or IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY, IRS Form W-8ECI, IRS Form W-8EXP or other applicable form (for non-U.S. stockholders), or otherwise established an exemption from such withholding, must submit the appropriate form to the Company.
Tenders of Shares under the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the Expiration Date, and, unless previously accepted for payment by the Company under the Offer, may also be withdrawn at any time before July 13, 2023 (which is 40 business days after the commencement of the Offer). For such withdrawal to be effective, the Transfer Agent must timely receive a written or facsimile transmission notice of withdrawal at the respective addresses or facsimile number specified for such manner of delivery set forth on the notice of withdrawal. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility’s procedures.
Pursuant to our Articles of Amendment and Restatement, we maintain a quarterly repurchase program to provide limited liquidity to our Stockholders. Repurchase offers under the quarterly repurchase program are limited to the lesser of (i) the number of Shares we can repurchase with 90% of the proceeds we receive from issuance of Shares under the DRIP and (ii) 2.5% per quarter of our weighted average number of outstanding Shares in the prior four calendar quarters, at the discretion of our Board, and must be made at our then current NAV.
While we continue to evaluate a liquidity event for the Company, current market conditions do not present a favorable opportunity for such a transaction. We have learned through engaging with Stockholders that certain Stockholders have additional needs for liquidity related to individual circumstances, such as death or disability of the initial holder. Because the SEC’s rules do not permit the Company to grant a preference to certain accounts over others in connection with the repurchase of our Shares, we unable to offer a liquidity alternative for these types of unique circumstances. We believe the modified “Dutch auction” tender offer set forth in this Offer to Purchase is a mechanism that will provide us the ability to do so. See Section 2.
The information required to be disclosed by Rule 13e-4(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.
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